EXHIBIT 99

                             NEWS & INFORMATION
                              IMMEDIATE RELEASE

                               METRISA, INC.
                    Announces Fiscal 1998 Financial Results

Metrisa, Inc. (OTC-MTRE) announced today that its revenues and earnings for the fiscal year ended September 30, 1998 had increased from those of fiscal year 1997.

Metrisa's President and CEO, John E. Wolfe, stated that: "In spite of a reduction of more than 30% in Asian sales, Metrisa is very pleased that Net Revenues increased 4% from $7,974,919 in 1997 to $8,252,450 in 1998, and Net Income increased 114% from $103,071 in 1997 to $220,584 in 1998. Further, we continued the implementation of our growth strategy through the acquisition of Micromet Instruments, and the consolidation of all of our operating companies into our public entity, renamed Metrisa, Inc. (formerly Holometrix, Inc.) We also increased our capacity to fund future acquisitions by raising $2,000,000 of subordinated debt, and thus enter fiscal 1999 in a strong financial position."

Metrisa's Selected Financial Data for fiscal 1998 compared to fiscal 1997 was as follows:


                                          1998                  1997
Statement of Operations Data

Net Revenues                           $8,252,450            $7,974,919
Net Income                                220,584               103,071
Net Income per Common Share - basic
and diluted                                  0.22                  0.12
Weighted average Common shares
outstanding - basic and diluted         1,022,911               862,070



                           Balance Sheet Data


Working Capital                        3,263,552              1,460,041
Total assets                           8,251,908              5,046,695
Long-term obligations, excluding current
portion                                2,833,777                937,249
Minority Interest                              0                232,206
Stockholders Equity                    2,778,539              1,211,781

Metrisa designs, develops, manufactures and markets technical instruments for the process, environmental, and materials characterization markets; it also provides testing services for the materials characterization market. The Company's Tytronics division provides on-line liquid and gas chemical analyzers for specific applications in world wide process and environmental markets. The Company's Nametre division provides on-line and laboratory viscosity analyzers for the process markets. The Company's Holometrix-Micromet division provides instruments and testing services for thermophysical measurements to various segments of the world wide materials characterization market. Metrisa's principal offices are located at 25 Wiggins Avenue, Bedford, Massachusetts 01730; its telephone number is 781-275-3300.

December 8, 1998                       Contact:        John A. Hanna, Jr., CFO
For immediate release                                  781-275-3300 ext. 272